For Immediate Release

           The Economist recognizes Omagine Project
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     NEW YORK, June 6, 2007 -- Alfa International Holdings Corp.
(OTC BB: AHDS.OB). The Economist, the weekly UK-based authoritative publication focusing on international business and politics around the globe, recognized Alfa's Omagine Project in its June 1, 2007 Business Middle East issue.

     The proposed Omagine Project (being developed by JOL - a wholly owned Alfa subsidiary) was highlighted among a select number of key contributors to the further expansion of Oman's tourism industry while playfully teasing its readership about the "Omagination" of the tourism expansion effort currently underway throughout the Sultanate of Oman.

     First published in London in 1843, The Economist is a weekly paper of news, analysis and commentary, covering business and the global political economy and is read by more than 3.7 million people around the world - and by more of the world's political and business leaders than any other magazine.

     The Economist underscored the published expectations by the Under-Secretary of the Ministry of Tourism that hotel rooms in the country will nearly double the next three years to support growing demand in Oman's thriving tourist sector and occupancy rates at Oman hotels are soaring.

     Alfa's Omagine Project will contribute to this anticipated expansion in the sector with its two resort hotels.

     Alfa's president, Frank J. Drohan, remarked, "We are very pleased with the recent progress our JOL subsidiary has made during its ongoing discussions in Oman. Receiving notice by a leading blue-chip publication like The Economist highlights and reinforces the impact our "Omagination" will have on making Omagine "the destination' in Muscat".

     The Omagine Project is planned as an integration of cultural, heritage, educational, entertainment and residential components. For further details on Omagine visit:

www.omagine.com where you may also view The Economist article mentioning Omagine.





About Alfa International Holdings Corp.
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Alfa International Holdings Corp. (OTC BB: AHDS.OB) conducts all its real-estate development business activities through its wholly owned subsidiary JOL. JOL is a real-estate development, entertainment and hospitality company focusing on Middle Eastern development opportunities.

For all Alfa's investor relations needs, investors are asked to visit Alfa's IR Hub at http://www.agoracom.com/IR/Alfa where they can post questions and receive answers within the same day, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to AHDS@agoracom.com where they can also request, in addition to the investor e-mail list, to receive all future press releases and updates in real time. Visit Alfa's website at www.alfacorp.net; JOL's website at www.journey-of-light.com and Omagine's website at www.omagine.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Alfa's business include but are not limited to: final negotiations of the development agreement with the Government of Oman ;the availability of financing for the Omagine Project; fluctuations in financial results, availability and customer acceptance of Alfa's and JOL's products and services, and the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

Contact:       Alfa International Holdings Corp.
               Corporate Inquiries
               Frank J. Drohan, President & CEO
               (212) 563-4141